Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Executive Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Announces Third-Quarter 2007 Financial Results

BioSTAR® Boosts Sales in Europe and Canada

BOSTON, Mass., November 8, 2007 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the third quarter ended September 30, 2007.

Third-Quarter Results

Third-quarter 2007 total revenues were approximately $6.4 million compared with approximately $6.9 million for the quarter ended September 30, 2006. Revenues for the third quarter of 2007 include approximately $1.9 million of net royalties compared with approximately $1.6 million of net royalties in the same period of 2006. Total worldwide cardiac septal repair implant sales for the third quarter of 2007 decreased to approximately $4.6 million compared with approximately $5.3 million for the third quarter of 2006. Implant sales in North America for the third quarter of 2007 were approximately $3.4 million compared with approximately $4.7 million in the third quarter of 2006. European implant sales in the third quarter of 2007 increased to approximately $1.2 million compared with $657,000 in the same period of 2006.

For the third quarter of 2007, NMT reported a net loss of approximately $3.2 million, or $0.25 per share. This compares with a net loss of approximately $1.4 million, or $0.11 per share, for the comparable period in 2006.

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Comments on the Third Quarter

“During the third quarter of 2007 our primary focus was the BioSTAR® bioabsorbable septal repair implant rollout in Europe and Canada and the continued progress of our ongoing clinical trials,” said President and Chief Executive Officer John E. Ahern. “NMT achieved a major milestone this quarter in bringing to market the world’s first implant designed to provide biological closure of atrial level defects using the patient’s natural healing response. Also, we are providing additional resources to accelerate our pivotal patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) clinical trial in the U.S., CLOSURE I.”

“In late July we initiated the commercial launch of BioSTAR® in Europe and Canada,” Ahern said. “BioSTAR® is the first in a new generation of biological implant devices that NMT is developing for treatment of septal heart defects such as PFO and other atrial level defects. We are pleased with the initial response from the clinical community and the resulting implant sales during the quarter. The positive response to our innovative device demonstrates NMT’s continued technological leadership in structural heart repair. In addition, our CLOSURE I trial, which recently received conditional approval from the U.S. Food and Drug Administration (FDA) for a revised statistical plan, is currently expected to enroll 900 patients by early 2008, and PMA approval is currently targeted for 2010.”

“At the recent TCT (Transcatheter Cardiovascular Therapeutics) meeting in Washington, D.C., it was announced that the results of our original PFO/migraine study in the UK, MIST, have been accepted for publication in the peer-reviewed journal, Circulation,” said Ahern. “MIST is the first-of-its-kind randomized controlled study to be completed for the closure of PFO for the treatment of any disease. The data relating to this challenging study was adjudicated by multiple independent auditors, and as a result has taken some time to complete. Also presented at TCT were interim findings from MIST III, the follow-on study to MIST. Those data indicate that headache day reductions and disability measures improve over time.”

“In October, we commenced randomization in our MIST II PFO/migraine trial in the U.S.,” said Ahern. “It has always been our strategy to design a trial that would demonstrate a clear clinical need for PFO closure in the treatment of migraine headache. The MIST II trial has a multi-faceted and rigorous screening process and the resulting patient randomization has progressed much slower than anticipated. We are working with our consultants, regulatory bodies and investigators to develop an appropriate course of action for the trial.”

Executive Vice President and Chief Financial Officer Richard E. Davis said, “In the third quarter of 2007, revenues were essentially in line with our expectations. Our European sales nearly doubled with the launch of BioSTAR®, which helped to offset the decrease in North American sales. We continue to expect sales in Europe and Canada to increase significantly, resulting from increasing our market share due to the growing acceptance of our BioSTAR® implant.”

“As we continue our investments in our clinical trials, our research and development (R&D) investments have increased accordingly,” said Davis. “For the third quarter of 2007, we invested approximately 72% of revenues into our R&D efforts. It is our strategy to maintain our competitive edge by developing and introducing innovative

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technologies and increasing our share of the market. We ended the third quarter with approximately $33.6 million in cash, cash equivalents and marketable securities, compared with approximately $35.8 million at June 30, 2007 and $41.4 million at December 31, 2006.”

Year-To-Date Results

Total revenues for the nine months ended September 30, 2007 were approximately $19.7 million compared with approximately $20.9 million for the same period in 2006. Revenues for the nine months ended September 30, 2007 included approximately $5.1 million of net royalty income, compared with approximately $4.6 million for the same period in 2006. Total revenues for the nine-month period in 2006 included $500,000 in net royalty revenue related to the AGA Medical settlement. Total worldwide cardiac septal repair implant sales for the first nine months of 2007 were approximately $14.6 million compared with approximately $16.3 million for the same period in 2006. Implant sales in North America for the first nine months of 2007 were approximately $11.1 million compared with approximately $14.3 million for the first nine months of 2006. European implant sales were approximately $3.5 million for the nine-month period ended September 30, 2007, compared with approximately $2.0 million for the same period in 2006.

The net loss for the nine-month period ended September 30, 2007 was approximately $6.2 million, or $0.48 per share, compared with net income of approximately $9.6 million, or $0.70 per share on a diluted basis, for the same period in 2006. The 2006 net income included a one-time net gain from a legal settlement of approximately $15.2 million and an income tax provision of $50,000 based on the Company’s forecast of full-year net income.

Business Outlook

“NMT’s clinical efforts and technology development programs are as strong as ever,” continued Ahern. “We are confident in our septal heart repair devices and the potential benefit they can provide for stroke and other neurological events. As we head into the final months of 2007, we remain focused on the successful introduction of BioSTAR® and progression of our ongoing trials.”

“NMT is positioned for another exciting year in 2008,” said Ahern. “We currently expect to meet important milestones during the year, including: completing enrollment in our CLOSURE I stroke trial early in the year; the further evolution of our development program for our second bioabsorbable device, BioTREK™; and, by late 2008, obtaining deeper insight on BioTREK™ from pre-clinical studies, along with establishing an expected timeline for a first in-man trial. In the meantime, we are anticipating an increase in the adoption rate of BioSTAR® by cardiologists and medical professionals in Europe and Canada, thus increasing our implant sales in those regions. Overall, we remain confident that NMT can maintain and strengthen its leadership position in the area of structural heart repair.”

Davis concluded, “For the fourth quarter of 2007, we expect total revenue, inclusive of the royalty from Bard, to be approximately $5.7 million. As previously mentioned, our R&D investments will continue to increase for our ongoing clinical trials and development programs in the U.S., Europe and Canada during the fourth quarter and

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into 2008. As a result, we currently anticipate ending 2007 with approximately $27.0 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the fourth quarter and year-end 2007. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (888) 419-5570 or (617) 896-9871. You will need to provide the pass code: 683 311 48. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, migraine headaches and transient ischemic attacks (TIAs). A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 25,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment, clinical status, and outcome of the Company’s MIST, MIST II, MIST III, and CLOSURE I trials, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, sales and profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the period ended June 30, 2007, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product sales	$4,553,332	$5,313,777	$14,591,100	$16,297,047
Net royalty income	1,855,140	1,597,193	$5,123,035	4,646,543

	6,408,472	6,910,970	$19,714,135	20,943,590

Expenses:
Cost of product sales	1,316,646	1,453,959	$3,905,337	4,336,144
Research and development	4,613,931	3,484,136	$11,219,885	11,050,175
General and administrative	2,101,864	1,872,891	$6,001,381	6,111,462
Selling and marketing	2,163,801	1,920,077	$6,515,231	6,286,165

Total costs and expenses	10,196,242	8,731,063	$27,641,834	27,783,946

Net gain from settlement of litigation	—	—	$—	15,183,894

Income (loss) from operations	(3,787,770)	(1,820,093)	$(7,927,699)	8,343,538

Other Income (Expense):
Interest income	441,706	512,308	1,427,397	1,286,569
Foreign currency transaction gain (loss)	35,040	(21,281)	65,756	(15,516)

Total other income, net	476,746	491,027	1,493,153	1,271,053

Income (loss) before income taxes	(3,311,024)	(1,329,066)	(6,434,546)	9,614,591
Income tax (benefit) provision	(110,500)	50,000	(261,500)	50,000

Net income (loss)	(3,200,524)	$(1,379,066)	$(6,173,046)	$9,564,591

Basic earnings (loss) per common share:	$(0.25)	$(0.11)	$(0.48)	$0.75

Diluted earnings (loss) per common share:	$(0.25)	$(0.11)	$(0.48)	$0.70

Weighted average common shares outstanding:
Basic	12,942,259	12,777,362	12,910,768	12,707,667

Diluted	12,942,259	12,777,362	12,910,768	13,603,173

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

	At September 30, 2007	At December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,771,919	$8,285,561
Marketable securities	$21,843,163	$33,163,998
Accounts receivable, net	$2,559,617	$2,729,188
Inventories	$2,293,497	$1,909,236
Prepaid expenses and other current assets	$3,753,452	$4,055,627

Total current assets	$42,221,648	$50,143,610

Property and equipment, net	$1,064,440	$1,039,327

	$43,286,088	$51,182,937

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,321,877	$2,284,347
Accrued expenses	$6,405,095	$8,999,151

Total current liabilities	$8,726,972	$11,283,498

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	$—	$—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—13,010,517 and 12,901,310 shares in 2007 and 2006, respectively	$13,011	$12,901
Additional paid-in capital	$51,714,228	$50,870,411
Less treasury stock—40,000 shares at cost	$(119,600)	$(119,600)
Accumulated other comprehensive income (loss)	$(8,076)	$3,128
Accumulated deficit	$(17,040,447)	$(10,867,401)

Total stockholders’ equity	$34,559,116	$39,899,439

	$43,286,088	$51,182,937